UNITED STATES

                  SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D. C.  20549



                               FORM 8-K



                            CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF THE

                    SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2002



                      South Carolina Electric & Gas Company
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             (Exact name of registrant as specified in its charter)



        South Carolina            1-3375               57-0248695
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(State or other jurisdiction    (Commission          (IRS Employer
  of incorporation)              File Number)     Identification No.)



1426 Main Street, Columbia, South Carolina                   29201
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(Address of principal executive offices)                   (Zip Code)



Registrant's telephone number, including area code: (803) 217-9000
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                                 Not applicable
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     (Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

     On October 25, 2002, South Carolina Electric & Gas Company (SCE&G), SCANA Corporation's principal subsidiary, reported earnings of 82 cents per share in the third quarter, up from 75 cents per share in the same period last year. "That improvement was due primarily to warmer summer weather and solid customer growth, which resulted in higher electric sales margins for the quarter. These positive factors more than offset higher operating and maintenance expenses and property taxes," said Kevin Marsh, senior vice president and chief financial officer.

     As measured by cooling degree days, temperatures across SCE&G's electric utility service area during the quarter were 6 percent above normal and 16 percent above last year. "The impact of the warmer weather increased third quarter earnings by 9 cents per share compared to the third quarter last year," said Marsh.

     The warmer weather, combined with 2.2 percent customer growth, resulted in an 8.9 percent increase in total retail kilowatt-hour sales of electricity in the third quarter compared to the same period last year. Residential sales, which are the most weather sensitive, were up 13.3 percent. Commercial sales were up 11.4 percent and industrial sales rose 1.0 percent.

     SCE&G also reported earnings of $1.68 per share for the nine months ended September 30, 2002 compared to $1.67 per share for the corresponding period in 2001.

     SCE&G's earnings per share (both the quarter and nine month periods) represent the portion of SCANA Corporation's earnings per share attributable to SCE&G, and are based on SCANA Corporation's 104.7 million common shares outstanding at September 30, 2002.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    South Carolina Electric & Gas Company
                                               (Registrant)




October 28, 2002                       By: s/James E. Swan, IV
                                             James E. Swan, IV
                                             Controller